Exhibit 99.3

To the Limited Partners of

MB Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
MB Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of MB Master Fund L.P.:

We have audited the accompanying statements of financial condition of MB Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2015 and 2014, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of MB Master Fund L.P. as of December 31, 2015 and 2014, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2016

MB Master Fund L.P.

Statements of Financial Condition

December 31, 2015 and 2014

	December 31,	December 31,
	2015	2014
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $136,740,453 and $0 at December 31, 2015 and 2014, respectively)	$136,729,500	$—
Cash (Note 3c)	18,724,253	225,656,546
Cash margin (Note 3c)	1,595,848	11,952,370
Net unrealized appreciation on open futures contracts	1,264,050	2,122,505
Options purchased, at fair value (cost $1,962,640 and $11,720,470 at December 31, 2015 and 2014, respectively)	1,870,654	11,717,392

Total equity in trading account	160,184,305	251,448,813
Expense reimbursement (Note 3c)	13,048	3,774

Total assets	$160,197,353	$251,452,587

Liabilities and Partners’ Capital:
Liabilities:
Options written, at fair value (premiums received $965,751 and $13,275,727 at December 31, 2015 and 2014, respectively)	$797,408	$12,526,839
Accrued expenses:
Clearing fees due to MS&Co . (Note 3c)	—	31,358
Professional fees	27,299	56,368
Redemptions payable	—	10,689,151

Total liabilities	824,707	23,303,716

Partners’ Capital:
General Partner	—	—
Limited Partners	159,372,646	228,148,871

Total liabilities and partners’ capital	$160,197,353	$251,452,587

See accompanying notes to financial statements.

MB Master Fund L.P.

Condensed Schedule of Investments

December 31, 2015

	Number		% of Partners’
	of Contracts	Fair Value	Capital
Futures Contracts Purchased
Energy	546	$367,730	0.23%
Grains	2,266	(1,136,894)	(0.71)
Livestock	72	60,157	0.04
Softs	912	342,061	0.21

Total futures contracts purchased		(366,946)	(0.23)

Futures Contracts Sold
Energy	505	(433,060)	(0.27)
Grains	2,317	2,490,319	1.57
Softs	908	(426,263)	(0.27)

Total futures contracts sold		1,630,996	1.03

Net unrealized appreciation on open futures contracts		$1,264,050	0.80%

Options Purchased
Calls
Grains	1,293	$295,444	0.19%
Softs	2,784	1,551,522	0.97
Puts
Softs	235	23,688	0.01

Total options purchased (cost $1,962,640)		$1,870,654	1.17%

Options Written
Calls
Grains	644	$(16,100)	(0.01)%
Softs	3,460	(676,499)	(0.42)
Puts
Softs	402	(104,809)	(0.07)

Total options written (premiums received $965,751)		$(797,408)	(0.50)%

U.S. Government Securities

				% of
Face Amount	Maturity Date	Description	Fair Value	Partners’ Capital

$119,750,000	3/3/2016	U.S. Treasury bills, 0.015% (Amortized cost of $119,742,965)	$119,730,615	75.12%
$ 17,000,000	1/21/2016	U.S. Treasury bills, 0.190% (Amortized cost of $16,997,488)	16,998,885	10.67

Total U.S. Government Securities			$136,729,500	85.79%

Net fair value			$139,066,796	87.26%

See accompanying notes to financial statements.

MB Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Number		% of Partners’
	of Contracts	Fair Value	Capital
Futures Contracts Purchased
Energy
RBOB Gasoline April 15 - June 15	1,662	$(26,440,042)	(11.59)%
Other	103	(781,530)	(0.34)
Grains	1,918	(1,106,332)	(0.49)
Softs	122	(143,685)	(0.06)

Total futures contracts purchased		(28,471,589)	(12.48)

Futures Contracts Sold
Energy
NY Harbor ULSD June 15	989	24,702,136	10.83
Other	774	5,085,247	2.23
Grains	2,283	441,864	0.19
Livestock	590	348,405	0.15
Softs	259	16,442	0.01

Total futures contracts sold		30,594,094	13.41

Net unrealized appreciation on open futures contracts		$2,122,505	0.93%

Options Purchased
Calls
Energy	732	$104,920	0.05%
Grains	1,987	3,975,845	1.74
Livestock	802	1,404,320	0.62
Softs	1,720	985,384	0.43
Puts
Grains	2,292	2,069,042	0.91
Livestock	1,674	842,340	0.37
Softs	375	2,335,541	1.02

Total options purchased (cost $11,720,470)		$11,717,392	5.14%

Options Written
Calls
Grains	1,987	$(5,323,670)	(2.33)%
Livestock	802	(2,728,990)	(1.20)
Softs	2,468	(318,207)	(0.14)
Puts
Energy	246	(678,960)	(0.30)
Grains	1,222	(259,655)	(0.11)
Softs	375	(3,217,357)	(1.41)

Total options written (premiums received $13,275,727)		$(12,526,839)	(5.49)%

Net fair value		$1,313,058	0.58%

See accompanying notes to financial statements.

MB Master Fund L.P.

Statements of Income and Expenses for the years ended

December 31, 2015, 2014 and 2013

	2015	2014	2013

Investment Income:
Interest income	$5,090	$41,225	$92,224

Expenses:
Clearing fees (Note 3c)	3,610,487	4,650,390	5,165,063
Professional fees	80,927	101,191	121,699

Total expenses	3,691,414	4,751,581	5,286,762

Expense reimbursements (Note 3c)	(141,378)	(55,053)	(106,566)

Net expenses	3,550,036	4,696,528	5,180,196

Net investment income (loss)	(3,544,946)	(4,655,303)	(5,087,972)

Trading results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(3,595,305)	7,730,241	10,984,676
Net change in unrealized gains (losses) on open contracts	(1,527,908)	(420,888)	3,236,420

Total trading results	(5,123,213)	7,309,353	14,221,096

Net income (loss)	$(8,668,159)	$2,654,050	$9,133,124

See accompanying notes to financial statements.

MB Master Fund L.P.

Statements of Changes in Partners’ Capital for the years ended

December 31, 2015, 2014 and 2013

Partners’ Capital
Partners’ Capital, December 31, 2012	$65,893,155
Net income (loss)	9,133,124
Subscriptions	332,941,852
Redemptions	(96,045,270)
Distribution of interest income to feeder funds	(92,224)

Partners’ Capital, December 31, 2013	311,830,637
Net income (loss)	2,654,050
Subscriptions	18,248,310
Redemptions	(104,542,901)
Distribution of interest income to feeder funds	(41,225)

Partners’ Capital, December 31, 2014	228,148,871
Net income (loss)	(8,668,159)
Subscriptions	24,894,677
Redemptions	(84,987,618)
Distribution of interest income to feeder funds	(15,125)

Partners’ Capital, December 31, 2015	$159,372,646

See accompanying notes to financial statements.

MB Master Fund L.P.

Notes to Financial Statements

1.	Partnership Organization:

MB Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on April 21, 2011, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings, and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. All trading decisions for the Master are made by the Advisor (defined below).

On May 1, 2011 (commencement of trading operations), Commodity Advisors Fund L.P. (“Commodity Advisors”) allocated a portion of its capital to the Master. Commodity Advisors purchased an interest in the Master with cash equal to $12,756,614. On December 1, 2011, Institutional Futures Portfolio L.P. (“Institutional”) and Morgan Stanley Spectrum Strategic L.P. (“Spectrum Strategic”) each allocated a portion of their capital to the Master. Institutional purchased an interest in the Master with cash equal to $15,739,996 and Spectrum Strategic purchased an interest in the Master with cash equal to $8,952,411. On July 1, 2012, Managed Futures Premier Aventis L.P. (“Premier Aventis”) allocated substantially all of its capital to the Master. Premier Aventis purchased an interest in the Master with cash equal to $4,757,145. On February 1, 2013, Managed Futures Premier Aventis II L.P. (“Premier Aventis II”) allocated substantially all of its capital to the Master. Premier Aventis II purchased an interest in the Master with cash equal to $262,944,186. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund L.P. (“Custom Solutions”) allocated a portion of its capital to the Master. Custom Solutions purchased an interest in the Master with cash equal to $1,300,000. On December 31, 2014, Premier Aventis redeemed its entire investment in the Master for cash equal to $10,689,151. The Master permits commodity pools managed now and in the future by Aventis Asset Management, LLC (formerly known as Misfit Financial Group, LLC) (the “Advisor”) using the Aventis Diversified Commodity Strategy (formerly known as the Barbarian Program), a proprietary, discretionary trading system, to invest together in one trading vehicle.

During the years ended December 31, 2015 and 2014, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. During a prior period included in this report, Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

The Master operates under a structure where its investors consist of Commodity Advisors, Institutional, Spectrum Strategic, Premier Aventis II and Custom Solutions (each a “Feeder”, and collectively, the “Funds”). Commodity Advisors, Institutional, Spectrum Strategic, Premier Aventis II and Custom Solutions each owned approximately 5.4%, 1.3%, 5.6%, 86.4% and 1.3% of the Master at December 31, 2015, respectively. Commodity Advisors, Institutional, Spectrum Strategic, Premier Aventis II and Custom Solutions each owned approximately 3.6%, 1.9%, 1.5%, 91.7% and 1.3% of the Master at December 31, 2014, respectively.

The Master will be liquidated under certain circumstances as set forth in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

MB Master Fund L.P.

Notes to Financial Statements

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and any net change in unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash includes cash denominated in foreign currencies of $89,402 and $3,977,703 as of December 31, 2015 and 2014, respectively. The cost of foreign currencies was $91,119 as of December 31, 2015 and based on the General Partner’s assessment, the cost of foreign currencies was not materially different from the fair value as of December 31, 2014.

d.

Income and Expense Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services —Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

MB Master Fund L.P.

Notes to Financial Statements

g.

Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

h.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Master’s financial statements and related disclosures.

i.

Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner, MS&Co. or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

MB Master Fund L.P.

Notes to Financial Statements

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively, the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees, including CGM’s direct brokerage fees, were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively, the “MS&Co clearing fees,” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2015 and 2014, the amount of cash held by the Master for margin requirements was $1,595,848 and $11,952,370, respectively. The MS&Co. Customer Agreement may generally be terminated upon notice by either party

Prior to April 1, 2014, Spectrum Strategic paid to MS&Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Strategic allocated to the Advisor as of the first day of each month. Effective April 1, 2014, the flat rate brokerage fee was reduced to 1/2 of 4% per month (a 4% annual rate) of Spectrum Strategic’s net assets. Effective October 1, 2014, the flat rate brokerage fee was separated into (i) a general partner administrative fee payable to the General Partner equal to an annual rate of 2.0% of Spectrum Strategic’s net assets, and (ii) an ongoing placement agent fee payable to Morgan Stanley Wealth Management equal to an annual rate of 2.0% of Spectrum Strategic’s net assets. The October 1, 2014 fee changes, in the aggregate, did not exceed the flat rate brokerage fee and, accordingly, there was no change to the aggregate fees incurred by Spectrum Strategic. The General Partner administrative fees include, and the flat rate brokerage fee included, clearing fees that are charged to the Master, and therefore, the Master receives monthly expense reimbursements on clearing fees incurred during such month, as shown in the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage for Spectrum Strategic’s investment in the Master. Prior to October 1, 2014, the expense reimbursement was paid by MS&Co. Effective October 1, 2014, the expense reimbursement is paid by the General Partner.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures, option and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures, open option and open forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2015 and 2014 were 10,087 and 11,926, respectively. The monthly average number of option contracts traded during the years ended December 31, 2015 and 2014 were 24,999 and 53,982, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2015 and 2014 were 774 and 0, respectively.

MB Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting or similar arrangements as of December 31, 2015 and 2014, respectively:

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
	Gross	Statements of	Statements of
	Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2015	Recognized	Condition	Condition	Instruments	(Received)/Pledged*	Net Amount
Assets
Futures	$3,779,520	$(2,515,470)	$1,264,050	$—	$—	$1,264,050
Options purchased	1,870,654	—	1,870,654	(797,408)	—	1,073,246

Total assets	$5,650,174	$(2,515,470)	$3,134,704	$(797,408)	$—	$2,337,296

Liabilities
Futures	$(2,515,470)	$2,515,470	$—	$—	$—	$—
Options written	(797,408)	—	(797,408)	797,408	—	—

Total liabilities	$(3,312,878)	$2,515,470	$(797,408)	$797,408	$—	$—

Net fair value						$2,337,296	*

		Gross Amounts	Amounts	Gross Amounts Not Offset in the
		Offset in the	Presented in the	Statements of Financial Condition
	Gross	Statements of	Statements of
	Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2014	Recognized	Condition	Condition	Instruments	(Received)/Pledged*	Net Amount
Assets
Futures	$31,357,685	$(29,235,180)	$2,122,505	$—	$—	$2,122,505
Options purchased	11,717,392	—	11,717,392	(11,717,392)	—	—

Total assets	$43,075,077	$(29,235,180)	$13,839,897	$(11,717,392)	$—	$2,122,505

Liabilities
Futures	$(29,235,180)	$29,235,180	$—	$—	$—	$—
Options written	(12,526,839)	—	(12,526,839)	11,717,392	—	(809,447)

Total liabilities	$(41,762,019)	$29,235,180	$(12,526,839)	$11,717,392	$—	$(809,447)

Net fair value						$1,313,058	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off-exchange-traded contracts, as applicable, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

MB Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and option contracts as separate assets and liabilities as of December 31, 2015 and 2014, respectively.

	December 31, 2015
Assets
Futures Contracts
Energy	$397,980
Grains	2,554,401
Livestock	64,005
Softs	763,134

Total unrealized appreciation on open futures contracts	3,779,520

Liabilities
Futures Contracts
Energy	(463,310)
Grains	(1,200,976)
Livestock	(3,848)
Softs	(847,336)

Total unrealized depreciation on open futures contracts	(2,515,470)

Net unrealized appreciation on open futures contracts	$1,264,050	*

Assets
Options Purchased
Grains	295,444
Softs	1,575,210

Total options purchased	$1,870,654	**

Liabilities
Options Written
Grains	$(16,100)
Softs	(781,308)

Total options written	$(797,408	) ***

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Options purchased, at fair value” in the Statements of Financial Condition.
***	This amount is in “Options written, at fair value” in the Statements of Financial Condition.

MB Master Fund L.P.

Notes to Financial Statements

	December 31, 2014
Assets
Futures Contracts
Energy	$29,821,382
Grains	1,137,234
Livestock	360,642
Softs	38,427

Total unrealized appreciation on open futures contracts	31,357,685

Liabilities
Futures Contracts
Energy	(27,255,571)
Grains	(1,801,702)
Livestock	(12,237)
Softs	(165,670)

Total unrealized depreciation on open futures contracts	(29,235,180)

Net unrealized appreciation on open futures contracts	$2,122,505	*

Assets
Options Purchased
Energy	$104,920
Grains	6,044,887
Livestock	2,246,660
Softs	3,320,925

Total options purchased	$11,717,392	**

Liabilities
Options Written
Energy	$(678,960)
Grains	(5,583,325)
Livestock	(2,728,990)
Softs	(3,535,564)

Total options written	$(12,526,839	) ***

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Options purchased, at fair value” in the Statements of Financial Condition.
***	This amount is in “Options written, at fair value” in the Statements of Financial Condition.

MB Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2015, 2014 and 2013.

Sector	2015		2014	2013

Currencies	$(34,668)		$—	$(2,484)
Energy	(1,963,043)		(2,776,408)	1,780,340
Grains	2,060,501		24,568,447	19,550,541
Livestock	1,370,997		(3,279,875)	(5,696,904)
Metals	(7,374,189)		(70,689)	506,319
Softs	817,189		(11,132,122)	(1,916,716)

Total	$(5,123,213	) *	$7,309,353 *	$14,221,096 *

*	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts was extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2015 and 2014, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. For the years ended December 31, 2015 and 2014, there were no transfers of assets or liabilities between Level 1 and Level 2.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2015	Total	Level 1	Level 2	Level 3

Assets
U.S. Treasury bills	$136,729,500	$—	$136,729,500	$—
Futures	3,779,520	3,779,520	—	—
Options purchased	1,870,654	1,870,654	—	—

Total assets	$142,379,674	$5,650,174	$136,729,500	$—

Liabilities
Futures	$2,515,470	$2,515,470	$—	$—
Options written	797,408	797,408	—	—

Total liabilities	$3,312,878	$3,312,878	$—	$—

Net fair value	$139,066,796	$2,337,296	$136,729,500	$—

December 31, 2014	Total	Level 1	Level 2	Level 3

Assets
Futures	$31,357,685	$31,357,685	$—	$—
Options purchased	11,717,392	11,717,392	—	—

Total assets	$43,075,077	$43,075,077	$—	$—

Liabilities
Futures	$29,235,180	$29,235,180	$—	$—
Options written	12,526,839	12,526,839	—	—

Total liabilities	$41,762,019	$41,762,019	$—	$—

Net fair value	$1,313,058	$1,313,058	$—	$—

MB Master Fund L.P.

Notes to Financial Statements

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after subscriptions are processed. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014		2013
Ratios to average net assets:
Net investment loss(1)	(1.7)%	(1.7)%		(1.7)%

Operating expenses before expense reimbursements	1.8%	1.8%		1.7%
Expense reimbursements	(0.1)%	(0.0	)% (2)	(0.0	)% (2)

Operating expenses after expense reimbursements	1.7%	1.8%		1.7%

Total return	(4.8)%	1.2%		3.0%

(1)	Interest income less total expenses, net of expense reimbursements.
(2)	Amount less than 0.05%.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments include futures, forward, option and swap contracts, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer (or seller) of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. None of the Master’s current contracts are traded OTC, although contracts may be traded OTC in the future.

MB Master Fund L.P.

Notes to Financial Statements

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Options. The Master may purchase and write (sell) both exchange-listed and OTC options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and net change in unrealized gains (losses) on options contracts are included in the Statement of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

The Master does not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investment held. Such fluctuations are included in total trading results in the Statement of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

MB Master Fund L.P.

Notes to Financial Statements

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. and/or CGM or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through MS&Co. and/or CGM, the Master’s counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.